EXHIBIT 99
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                                                     NEWS RELEASE

Contact: Patricia J. Cornell
         Smith Corona Corporation
         (203) 972-1471

                                            FOR IMMEDIATE RELEASE


     SMITH CORONA ANNOUNCES THE SALE OF HISTACOUNT CORPORATION

NEW CANAAN, CT., November 4, 1994 -- Smith Corona Corporation (NYSE:SCO) announced that it completed the sale of substantially all the assets and liabilities of Histacount Corporation for a net purchase price of $14.5 million. The company will realize an after-tax gain, including the utilization of a capital tax-loss carry-forward, of $8.6 million, or $.29 per share. The purchaser is Rapidforms, Inc., a subsidiary of CSS Industries.

     G. Lee Thompson, chairman and chief executive officer said, "The sale of our unrelated businesses demonstrates our commitment to focus our efforts on building our Smith Corona-branded products, and completes another step in a strategic realignment underway at our company. We anticipate redeploying the proceeds in the future growth of our company either through continued internal development or acquisition."

     Smith Corona, based in New Canaan, Connecticut, is a leading marketer worldwide of a full range of small office and home office products, including personal word processors, portable electronic typewriters, facsimile machines and other home office products.


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